Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Stonebridge Funds Trust and to the use of our report dated December 19, 2008 on the financial statements and financial highlights of Stonebridge Small-Cap Growth Fund and Stonebridge Institutional Small-Cap Growth Fund, each a series of shares of Stonebridge Funds Trust.   Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 27, 2009